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                                                                   Exhibit 3.154

                            ARTICLES OF INCORPORATION

                                       1.

          The name of the corporation is "Troup County Emergency Medical Services, Inc."

                                       2.

          The corporation has perpetual duration.

                                       3.

          The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                       4.

          The corporation is organized as a corporation for profit for any lawful purpose not specifically prohibited to corporations under the applicable laws of the State of Georgia, including but not limited to the operation of a business supplying routine convalescent and emergency ambulance services in and about Troup County, Georgia, together with all of the lawful activities which are incidental to the operation of such a service. The corporation shall be authorized in connection with such activities to carry on any lawful business.

                                       5.

          The corporation shall have the authority to issue not more than Twenty-five Hundred shares of common voting stock with a par value of One Hundred Dollars per share.

                                       6.

          The corporation shall not commence business until it shall have received at least Five Hundred Dollars ($500.00) in payment for the issuance of shares of stock.

                                       7.

          No shareholder shall have the preemptive right to acquire unissued shares of the corporation.

                                       8.

          The address of the initial registered office of the corporation shall be:

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                                   406 Ridley Avenue
                                   LaGrange, Georgia 30240

and the initial registered agent of the corporation at such address shall be:

                                   Randy Neil Norred

                                       9.

          The initial Board of Directors of the corporation shall consist of one member, and his name and address is:

                                   Randy Neil Norred
                                   408 Camelot Court
                                   LaGrange, Georgia 30240

                                       10.

          The name and address of the incorporator is:

                                   Randy Neil Norred
                                   408 Camelot Court
                                   LaGrange, Georgia 30240


                                        /s/ Randy Neil Norred
                                        ----------------------------------------
                                        Randy Neil Norred - Incorporator

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                   CONSENT TO APPOINTMENT AS REGISTERED AGENT

TO: Ben W. Fortson, Jr.
    Secretary of State
    Ex-Officio Corporation
    Commissioner
    State of Georgia

I (We) RANDY NEIL NORRED
       (Type or print name of person(s)

do hereby consent to serve as registered agent for the corporation

       TROUP COUNTY EMERGENCY MEDICAL SERVICES, INC.
       (Type or print name of corporation)

This 5th day of JANUARY, 1978.


                                        /s/ Randy Neil Norred
                                        ----------------------------------------
                                        Randy Neil Norred

Address of registered agent(s):
   (Type or print address)

408 Camelot Court
LaGrange, Georgia 30240